UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) May 2, 2011 (April 26, 2011)
Fentura Financial, Inc.

(Exact name of registrant as specified in its charter)
Michigan

(State or other jurisdiction of incorporation)

0-23550	38-2806518

(Commission File Number)	(IRS Employer Identification No.)

175 North Leroy Street
P.O. Box 725
Fenton, Michigan	48430-0725

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code (810) 629-2263
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On April 26, 2011, Fentura Financial, Inc. (the “Company”) entered into an Amended and Restated Supplemental Executive Retirement Agreement with Daniel J. Wollschlager (the “SERP Agreement”). The SERP Agreement provides that upon each of the first six anniversaries of Mr. Wollschlager’s date of hire and upon his attainment of age 65, Mr. Wollschlager shall earn a benefit equal to $35,000. As a result, on Mr. Wollschlager’s attainment of age 65, provided he is employed by the Company or its affiliates, Mr. Wollschlager would be entitled to a benefit in the aggregate equal to $245,000. Mr. Wollschlager’s original agreement contemplated the same annual benefit of $35,000, but was to be earned upon each of the first five anniversaries only, for a total benefit of $175,000.
     The SERP Agreement is designed to encourage Mr. Wollschlager to remain a long-term employee of the Company, and to provide specified benefits to Mr. Wollschlager for his contributions to the continued growth, development and future business success of the Company. The retirement benefits are an unsecured obligation of the Company. The SERP Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference.
Item 5.07 Submission of Matters to a Vote of Security Holders.
     On April 27, 2011, the Company held its annual meeting of shareholders. The results of the vote at the meeting were as follows:
1. To elect three directors, each to serve a three-year term:

	For	Withheld	Broker Non-Vote
Ronald K. Rybar	1,198,020	60,084	340,154
JoAnne M. Shaw	1,201,894	56,210	340,154
James A. Wesseling	1,196,554	61,550	340,154
2. To ratify the selection of Rehman Robson, P.C. as independent auditors for 2011:

For	Against	Abstain	Broker Non-Vote
1,591,625	1,706	4,927	0
Item 9.01 Financial Statements and Exhibits
(d)	Exhibits
Exhibit Number

10.1	Amended and Restated Supplemental Executive Retirement Plan with Daniel J. Wollschlager.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FENTURA FINANCIAL, INC. (Registrant)
By:	/s/ Donald L. Grill
Donald L. Grill, President and Chief
Executive Officer

Dated: May 2, 2011

EXHIBIT INDEX

Exhibit Number	Description

10.1	Amended and Restated Supplemental Executive Retirement Plan with Daniel J. Wollschlager.

4